SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

[(Amendment No.     )]

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CEDAR REALTY TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CEDAR REALTY TRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cedar Realty Trust, Inc. (the “Company”) will be held at the offices of the Company, 44 South Bayles Avenue, Port Washington, NY 11050, on Friday, May 1, 2015 at 10:00 in the morning for the following purposes:

1. To elect six directors.

2. To vote upon an advisory (non-binding) resolution to approve executive compensation.

3. To approve the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on March 13, 2015, shall be entitled to notice of, and to vote at, the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2015. THE PROXY

STATEMENT AND OUR 2014 ANNUAL REPORT ARE AVAILABLE AT

HTTP://WWW.CEDARREALTYTRUST.COM.

By order of the Board of Directors

BRUCE J. SCHANZER
President and CEO

Dated: March 17, 2015

Port Washington, NY

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

CEDAR REALTY TRUST, INC.

44 SOUTH BAYLES AVENUE

PORT WASHINGTON, NEW YORK 11050

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors of Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 1, 2015, at 10:00 in the morning, or any adjournment thereof, at which stockholders of record at the close of business on March 13, 2015 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,500, plus out-of-pocket expenses. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the meeting, he may elect to revoke his proxy and vote his shares personally.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2014 is being mailed herewith to each stockholder of record. Stockholders may obtain a copy of the Company’s Form 10-K, without charge, by writing to the Company at 44 South Bayles Avenue, Port Washington, New York 11050, attention Investor Relations. The Form 10-K is also available on the Company’s website, www.cedarrealtytrust.com. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about March 17, 2015.

On March 13, 2015, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting, 85,037,549 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each item on the agenda must receive the affirmative vote of a majority of the shares of Common Stock entitled to be voted and present at the meeting or represented by proxy in order to pass. Abstentions have the same effect as votes against the matter. Broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

Broker Discretionary Voting

Brokers do not have discretionary authority to vote with respect to the election of directors or on proposal 2. If your shares are held by a broker, the broker will ask you how you want to vote your shares. If you provide the broker with instructions, your shares will be voted in accordance with your instructions. If you do not give any instruction on any of the proposals, then with respect to the election of directors and the vote on proposal 2, your shares will not be voted. Therefore, it is important that you give instructions to your broker as to how to vote your shares.

It is expected that the following business will be considered at the meeting and action taken thereon:

1.  ELECTION OF DIRECTORS

Pursuant to the Articles of Incorporation and By-Laws, as amended, the director nominees elected at this meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified.

It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select.

The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION

Name	Age	Principal Occupation and Positions Held	Served as a Director Since
James J. Burns	75	Mr. Burns, a director since 2001 and a member of the Audit (Chair) and Nominating/Corporate Governance Committees, was chief financial officer and senior vice president of Reis, Inc. (formerly Wellsford Real Properties, Inc.) from December 2000 until March 2006, and vice chairman from April 2006 until March 2009, when he entered into a consulting role at that company (where he continues to have primary responsibility for income tax reporting and compliance). He joined Reis in October 1999 as chief accounting officer upon his retirement from Ernst & Young LLP in September 1999. At Ernst & Young LLP, Mr. Burns was a senior audit partner in the E&Y Kenneth Leventhal Real Estate Group for 22 years. Since 2000, Mr. Burns has also served as a director of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange. Mr. Burns is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Burns received a B.A. and M.B.A. from Baruch College of the City University of New York.	2001
Pamela N. Hootkin	67	Ms. Hootkin, a director since June 2008 and a member of the Audit and Compensation (Chair) Committees, retired at the end of April 2012 from her position as senior vice president at PVH Corp. (formerly Phillips-Van Heusen Corporation), a position she held since May 2010. She joined PVH Corp. in 1988 as vice president, treasurer and corporate secretary; in 1999 she became vice president, treasurer and director of investor relations, and in June 2007 she became senior vice president, treasurer and director of investor relations. From 1986 to 1988, Ms. Hootkin was vice president and chief financial officer of Yves Saint Laurent Parfums, Inc. From 1975 to 1986, she was employed by Squibb Corporation in various capacities, with her last position being vice president and treasurer of a division of Squibb. Ms. Hootkin is a board member of Safe Horizon, New York (a not-for-profit organization) where she also serves on the executive, finance (chair) and development committees. Ms. Hootkin received a B.A. from the State University of New York at Binghamton and an M.A. from Boston University.	2008

Name	Age	Principal Occupation and Positions Held	Served as a Director Since
Paul G. Kirk, Jr.	77	Mr. Kirk, a director from 2005 to September 2009 when he resigned to accept his appointment as a United States Senator for Massachusetts to succeed the late Senator Edward M. Kennedy, and re-elected to the Board in June 2010, is a member of the Compensation and Nominating/Corporate Governance (Chair) Committees, and is a retired partner of the law firm of Sullivan & Worcester, LLP of Boston, MA. He was a member of the firm from 1977 through 1990. He also serves as Chairman and CEO of Kirk & Associates, Inc., a business advisory and consulting firm. He has previously served on the Boards of Directors of Rayonier, Incorporated (a real estate investment trust listed on the New York Stock Exchange) (1994 to 2011), Hartford Financial Services Group, Inc. (1995 to 2014 (excluding his term in the United States Senate)), ITT Corporation (1989 to 1997) and Bradley Real Estate, Inc. (1991 to 2000), a real estate investment trust that was subsequently acquired by Heritage Property Investment Trust, Inc. Mr. Kirk was a founding Director of the John F. Kennedy Library Foundation and served as its Chairman from 1992 to 2009. He was a founding Director of the Commission on Presidential Debates and served as its Co-Chairman from 1987 to 2009 and a founding Director of the Edward M. Kennedy Institute for the United States Senate serving from 2007 to 2009. From 1985 to 1989, Mr. Kirk served as Chairman of the Democratic Party of the United States, and from 1983 to 1985 as its Treasurer. He is Chairman Emeritus of the National Democratic Institute for International Affairs whose Board he Chaired from 1990 to 2000. A graduate of Harvard College and Harvard Law School, Mr. Kirk is past-Chairman of the Harvard Board of Overseers’ Nominating Committee and of the Harvard Board of Overseers’ Committee to Visit the Department of Athletics. He has received many awards for civic leadership and public service, including honorary doctors of law degrees from Stonehill College and the Southern New England School of Law.	2010
Everett B. Miller, III	69	Mr. Miller, a director since 1998 and a member of the Audit and Compensation Committees, has been since July 2012 the Director of the Real Estate Bureau for the New York State Common Retirement Fund. In July 2012, Mr. Miller resigned from his position as a member of the Real Estate Advisory Committee for the New York State Common Retirement Fund, a position he had held since March 2003, in order to accept his current position. He retired at the end of 2011 from his position as vice president of alternative investments at the YMCA Retirement Fund, a position he had held since September 2003. Prior to his retirement in May 2002 from Commonfund Realty, Inc., a registered investment advisor, Mr. Miller was the chief operating officer of that company from 1997 until May 2002. From January 1995 through March 1997, Mr. Miller was the Principal Investment Officer for Real Estate and Alternative Investment at the Office of the Treasurer of the State of Connecticut. Prior thereto, Mr. Miller was employed for eighteen years at affiliates of Travelers Realty Investment Co., at which his last position was senior vice president. Mr. Miller received a B.S. from Yale University.	1998

Name	Age	Principal Occupation and Positions Held	Served as a Director Since
Bruce J. Schanzer	46	Mr. Schanzer has been president, chief executive officer and a director of the Company since June 2011. Prior thereto and since 2007, Mr. Schanzer was employed by Goldman Sachs & Co., with his last position being a managing director in their real estate investment banking group. From 2001 to 2007, Mr. Schanzer was employed by Merrill Lynch, with his last position being vice president in their real estate investment banking group. Earlier in his career, Mr. Schanzer practiced real estate law for six years in New York. Mr. Schanzer received a B.A. from Yeshiva College, where he is now a member of its board of trustees, an M.B.A. from the University of Chicago, and a J.D. from Benjamin N. Cardozo School of Law, where he was a member of the Law Review.	2011
Roger M. Widmann	75	Mr. Widmann, a director since 2003, non-executive Chairman of the Board since June 2011, and a member of the Compensation and Nominating/Corporate Governance Committees, is an investment banker. He was a principal of the investment banking firm of Tanner & Co., Inc. from 1997 to 2004. From 1986 to 1995, Mr. Widmann was a senior managing director of Chemical Securities, Inc., a subsidiary of Chemical Banking Corporation (now JPMorgan Chase Corporation). Prior to joining Chemical Securities, Inc., Mr. Widmann was a founder and managing director of First Reserve Corporation, the largest independent energy investing firm in the United States. Previously, he was senior vice president with the investment banking firm of Donaldson, Lufkin & Jenrette, responsible for the firm’s domestic and international investment banking business. He had also been a vice president with New Court Securities (now Rothschild, Inc.). He was a director of Lydall, Inc. (listed on the New York Stock Exchange), a manufacturer of thermal, acoustical and filtration materials, from 1974 to 2004, and its chairman from 1998 to 2004. He is a director of Standard Motor Products, Inc. (listed on the New York Stock Exchange), a manufacturer of automobile replacement parts, is Chairman of Keystone National Group, a fund of private equity funds, and is Chairman and CEO of Cutwater Associates LLC, a corporate advisory firm. He is also a senior moderator of the Aspen Seminar at The Aspen Institute, and a director of Oxfam America. Mr. Widmann received a B.A. from Brown University and a J.D. from the Columbia University School of Law.	2003

CORPORATE GOVERNANCE PRINCIPLES

Independent Directors

Pursuant to rules of the New York Stock Exchange and applicable law, a majority of the Company’s directors must be independent as specified therein. As a result, the Board undertook a review of the independence of the Company’s directors. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other, including those reported under “Transactions with Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent.

As the result of this review, the Board affirmatively determined that each of Messrs. Burns, Kirk, Miller and Widmann and Ms. Hootkin is independent of the Company and its management. The Board determined that none of these independent directors had any material relationships with the Company. Mr. Schanzer is the only director who is not independent.

Corporate Governance Principles and Committee Charters

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Code of Business Conduct and Ethics and the committee charters for our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. These documents are available on our website at www.cedarrealtytrust.com.

Code of Business Conduct and Ethics

All of our employees, including our chief executive officer, chief financial officer and chief accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. Our Code is available on our website. It is our intention to disclose any amendments to, or waivers from, any provisions of this Code as it applies to our chief executive officer, chief financial officer and chief accounting officer or our directors on our website within three business days of such amendment or waiver.

The Company does not consider it appropriate for any of its officers, directors or employees to enter into speculative transactions in the Company’s securities that are designed to hedge or offset any decrease in market value of the Company’s securities. As the result, the Company prohibits such persons from the purchase of puts, calls, options or other derivative securities based on the Company’s securities. The policy also prohibits hedging or monetization transactions, such as forward sale contracts, equity swaps, collars and exchange funds. Such persons may also not purchase securities of the Company on margin, borrow against any account in which the Company’s securities are held or otherwise pledge any securities of the Company.

Audit Committee

The Board of Directors has established an Audit Committee consisting of James J. Burns, Pamela N. Hootkin and Everett B. Miller, III. The charter of the Audit Committee is available on the Company’s website. All the members of the Audit Committee are independent under the rules of the New York Stock Exchange and applicable law. Each of Mr. Burns and Ms. Hootkin is qualified as an audit committee financial expert within the meaning of applicable law and the Board has determined that each of them has accounting and related financial management expertise under the rules of the New York Stock Exchange. The designation of “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than are generally imposed on such persons as members of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board. The principal functions of this Committee are as follows: employs the Company’s independent registered public accounting firm, subject to stockholder ratification, to audit the Company’s consolidated financial statements; pre-approves all services performed by the Company’s independent registered public accounting firm; provides oversight on the internal reporting process and the adequacy of the Company’s internal controls; reviews the scope of the audit of the independent registered public accounting firm and the firm performing the Company’s internal audit procedures; reviews services provided by the Company’s independent public registered accounting firm and other disclosed relationships as they bear on the independence of the Company’s independent registered public accounting firm; and monitors the process for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

Compensation Committee

The Board of Directors has established a Compensation Committee consisting of Pamela N. Hootkin, Paul G. Kirk, Jr., Everett B. Miller, III and Roger M. Widmann, all of whom are independent within the meaning of the rules of the New York Stock Exchange and applicable law. This committee reviews and approves the compensation and benefits of executive officers and directors, administers and makes recommendations to the Board of Directors regarding executive and director compensation and stock incentive plans, approves an annual report on executive compensation for inclusion in the proxy statement, and reviews the relationship between our compensation practices and effective risk management, discussing with management the Compensation Discussion and Analysis.

Nominating/Corporate Governance Committee

The Board of Directors has established a Nominating/Corporate Governance Committee consisting of James J. Burns, Paul G. Kirk, Jr. and Roger M. Widmann, all of whom are independent within the meaning of the rules of the New York Stock Exchange and applicable law. This Committee develops and recommends to the Board of Directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of the Board of Directors, conducts candidate searches and interviews, oversees and evaluates the Board of Directors and management, evaluates from time to time the appropriate organization, size and composition of the Board of Directors, and formally proposes the slate of directors to be elected at each Annual Meeting of Stockholders. In its recent evaluation of the composition of the Board of Directors, the Committee concluded that neither mandatory term nor age limits on director service would benefit the Company.

Nomination of Directors

The Nominating/Corporate Governance Committee is responsible for the selection and nomination of directors and considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Stockholders who wish to recommend a nominee should send nominations directly to the Nominating/Corporate Governance Committee, at the principal executive offices of the Company, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name, business experience and consent to be nominated for membership on our Board of Directors and to serve if elected by the stockholders. We did not receive any recommended nominees for director from any of our stockholders, other than from our directors, for this meeting. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

Once the Nominating/Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide for succession or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience and report its findings to the Board. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards and other professional experience to enhance the Board’s effectiveness;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the business of the Company; and

•	the extent to which the prospective nominee provides the Board with diversity in experience and background.

The Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether the person should be considered for a Board position, and one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Committee.

Qualification of Directors

The Company selects directors in compliance with the Company’s corporate governance guidelines and the charter of the Nominating/Corporate Governance Committee, using the standards and qualifications discussed under “Nomination of Directors.” The Company is also mindful that a majority of the directors must be independent within the meaning of the rules of the New York Stock Exchange and applicable law. The existing directors were selected for a variety of reasons and to attempt to reflect the diverse business needs of the Company and diversity in experience and background. Mr. Burns’ qualifications for election to the Company’s Board include his extensive financial and accounting expertise, particularly with public companies in the real estate industry, including real estate investment trusts. He is currently the audit committee chairman of another REIT. Mr. Burns qualifies as an audit committee financial expert. Ms. Hootkin brings to the Board expertise in finance, investor relations and the retail industry. She serves as a second financial expert on the Audit Committee, while also bringing gender diversity to the Board. Mr. Kirk has extensive legal experience and experience in government and public affairs. He also has had experience as a director of two other REITs, as well as several other public companies. Mr. Miller has been involved in commercial real estate since 1974, with extensive knowledge about the industry in which the Company operates. Mr. Schanzer has been involved in real estate as an attorney and investment banker and presently is chief executive officer and president of the Company. In such positions, he has obtained extensive knowledge about the Company, its operations and the retail shopping center industry. Investment banking expertise is provided to the Company by Mr. Widmann, who has spent most of his career in the investment banking world. His knowledge has assisted the Company in its capital raising and other finance related activities.

Board Meetings

In the fiscal year ended December 31, 2014, there were eight meetings of the Board of Directors, seven meetings of the Audit Committee, four meetings of the Compensation Committee and four meetings of the Nominating/Corporate Governance Committee. Each director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors and committees on which he or she served. Board members are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended our 2014 Annual Meeting.

Communications with the Board

The Nominating/Corporate Governance Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Stockholders and other parties interested in communicating with any of the directors of the Company (or the Board as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. The Secretary will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the Secretary’s opinion, deals with the functions of the Board or committees thereof or that she otherwise determines requires the Board’s attention. The Board, or any member thereof, may at any time request that copies of all such correspondence be forwarded to the Board.

Correspondence relating to accounting, internal controls or auditing matters is handled by the Audit Committee in accordance with its procedures.

Leadership Structure of the Board

The non-management directors of our Board meet in executive session several times during the year, generally on the same day as regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. Roger M. Widmann, an independent director of the Company since 2003, has been chosen by the directors to be the non-executive Chairman of the Board and to preside at each such meeting.

The Company has separated the role of Chairman of the Board from the Chief Executive Officer. The Board believes this creates effective leadership and an effective decision-making process. The Chairman of the Board is actively involved in corporate governance matters and on at least a quarterly basis leads an executive session of independent directors. In addition, the Nominating/Corporate Governance Committee annually conducts an evaluation of the performance of the Board and its committees and of the Chief Executive Officer. A key responsibility of the Board and Chief Executive Officer is to ensure continuity of leadership of the Company. Each year, the Chief Executive Officer presents a succession plan to the Board for its review.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2011, the Company implemented a long-term strategic plan in connection with the hiring of a new CEO and CFO. In June 2011, the Company hired Mr. Bruce J. Schanzer as CEO and Mr. Philip R. Mays as CFO. The Board charged these new executives with developing a long-term strategy for achieving improved Company performance. At the time of their hiring, the Company and the Compensation Committee reiterated that a core objective of the executive compensation program was to align management’s compensation incentives with long-term stockholder value creation. This was especially critical as the expectation was that it would take a number of years to fully realize the positive results, if any, to be derived from the implementation of the new strategic plan.

In executing on the new long-term strategic plan, the Company has achieved several important milestones, including the following:

•

divested a significant number of underperforming and non-core real estate assets and acquired better and stronger assets with the proceeds of the sales, improving the overall quality of our real estate portfolio;

•	successfully raised both common and preferred equity;

•	renegotiated our lines of credit on increasingly favorable terms;

•	entered into a number of unsecured term loans to refinance mortgage debt and thereby reduced the number of encumbered assets; and

•	reduced the Company’s overall leverage.

Beginning with the hiring of Messrs. Schanzer and Mays, the Company and the Compensation Committee, under the guidance of its compensation consultant, refined our compensation structure. The refined structure was designed to retain, compensate and incentivize Messrs. Schanzer and Mays, as well as other Company executives, commensurate with their experience, responsibilities and accomplishments, and align executive pay with the Company’s long-term strategic objectives. To that end, the Compensation Committee uses three pay elements in its executive compensation program:

i.	base salary,

ii.	annual bonus, and

iii.	long-term equity compensation.

The annual bonus and long-term equity are both dependent on the performance of the executive and Company. A significant portion of compensation is at risk and variable depending on both our short-term financial performance and long-term creation of stockholder value, with the largest portion of at-risk compensation designed to incentivize our executives to focus on long-term stockholder value creation.

For 2014, our CEO’s and COO’s base salary remained unchanged from 2013, while our CFO’s salary increased by 2%. In setting bonuses for all the executive officers for 2014, consistent with the design of the compensation program structure, the Compensation Committee determined that 70% of the bonus would be based on the Company meeting its targeted Operating FFO (as defined below), and 30% would be based on a qualitative individual performance evaluation for each of the executives. For 2014, the Compensation Committee determined to award our CEO, CFO and COO annual bonuses of $700,000, $362,164 and $213,750, respectively, representing 87.5%, 100% and 90.5% of their targeted bonuses, respectively.

The Company believes that awarding senior executives a significant amount of their compensation in the form of restricted stock aligns management’s incentives with long-term stockholder value creation. To better ensure the alignment of executive compensation with long-term performance, the Company has, in the past, awarded multi-year restricted stock grants to give top executives a significant equity stake in the Company. These grants vest over a relatively long period of time and are contingent, in part, on the Company’s achievement of a minimum total stockholder return (“TSR”), as described below under “Long-Term Compensation.” Stock grants which also contain long-term vesting provisions give senior executives an incentive to remain with the Company. Also, performance conditions coupled with long vesting periods create a significant positive incentive for executives to make decisions that engender strong results over a sustained period of time. Beginning in 2011, the Company made the following grants:

•

In 2011, to entice him to join the Company as CEO and to give him immediate material alignment with stockholders, the Company awarded Mr. Schanzer restricted stock that vests seven years from the date of grant. This one-time grant was in lieu of any other grants to be made during the seven-year period ending June 2018.

•

In 2013, the Committee awarded Mr. Mays restricted stock that vests five years from the date of grant in lieu of any other grants to be made for the three-year period ended December 31, 2014, also providing alignment with stockholders.

•

In view of Ms. Brenda J. Walker’s intent to retire as COO at the end of 2014, and in lieu of awarding restricted stock for 2014, the Committee previously awarded her a cash equivalent amount, which was added to her annual bonus for 2013.

Therefore, for 2014, none of the named executive officers received any new equity grants.

In addition, our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests. These practices and features include the following:

•	hedging policy that prohibits our officers, directors or employees from hedging or monetization transactions;

•	stock ownership guidelines that require our executives to maintain a meaningful ownership position in our Company; and

•	annual say-on-pay vote that gives stockholders an advisory (non-binding) vote on the Company’s executive compensation program each year.

These practices and others are described in more detail below and under “Corporate Governance Principles.”

Overview of Compensation Program

The Compensation Committee’s compensation philosophy includes the following objectives:

•	to align executive compensation with the interests of stockholders;

•	to attract, retain and motivate a highly competent team of executives;

•	to link pay to performance;

•	to achieve a balance between short- and long-term results, teamwork and individual contributions; and

•	to use equity as a tool for retention and a significant reward for performance.

Consistent with this philosophy, our pay program uses a combination of base salary, annual bonuses and long-term equity, with a significant portion of compensation being at risk and dependent on the performance of the Company and the executive, to align executive interests with those of stockholders. The discussion in this Compensation Discussion and Analysis relates to the CEO and the other named executive officers included in the Summary Compensation Table. For 2014 our named executive officers were:

•	Mr. Bruce J. Schanzer, President and CEO,

•	Mr. Philip R. Mays, CFO, and

•	Ms. Brenda J. Walker, Vice President and COO (Ms. Walker retired as Vice President and COO at the end of 2014 and Ms. Nancy H. Mozzachio succeeded her as COO effective January 1, 2015).

Under its charter, the Committee has the authority to engage independent compensation consultants or other advisors to assist it in formulating the Company’s total compensation plan. For setting compensation for 2014, our Compensation Committee retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”) as its compensation consultant to assist our Committee in assessing the Company’s compensation for its executive officers. The consultant provided to our Committee relevant survey and market compensation data in addition to information about our peer companies, and compared the Company’s compensation to the survey and peer data. The Committee has relied on the guidance of the consultant in formulating and refining our executive compensation practices. In selecting Mercer, the Committee evaluated Mercer’s independence and considered the following factors:

•	Mercer does not provide any other services to the Company;

•	the amount of fees to be received by Mercer from the Company as a percentage of total revenues of MMC;

•	the policies and procedures of Mercer, the Company and the Committee that are designed to prevent conflicts of interest;

•	the lack of any business or personal relationships of Mercer with any member of the Committee;

•	stock of the Company owned by Mercer; and

•	the lack of any business or personal relationships of Mercer with any executive officer of the Company.

After considering the foregoing, the Committee determined that Mercer was independent of the Company and management of the Company and that the engagement of Mercer did not raise any conflicts of interest.

Annual Advisory Vote on Compensation

The Board of Directors of the Company holds an annual advisory vote on executive compensation. At the Company’s 2014 annual meeting, stockholders voted to approve the compensation paid to the Company’s named executive officers for 2013. In setting annual bonuses and long-term equity grants for 2014, the Compensation Committee considered the results of the advisory vote, together with the advice of the Committee’s consultant, as more fully described below.

The Compensation Committee regularly reviews all elements of compensation to ensure that we remain competitive in the market and to ensure that overall compensation, including the mix of stock and cash, is aligned with our business objectives, our performance and the interests of our stockholders. Our Compensation Committee values constructive feedback from our stockholders about executive compensation. We will continue to engage in dialogue with our stockholders about our compensation policies and decisions, and the Committee will continue to actively consider the views of our stockholders, including the results of our annual advisory vote, when making future executive compensation decisions.

Compensation Objectives

The Committee uses three pay elements in its executive compensation program: base salary, annual bonuses and long-term equity compensation. Two of these pay elements depend upon the performance of the executive and Company, including:

•	an annual bonus that is based on an assessment of the executive’s performance individually, as well as achievement of Company performance targets; and

•	long-term equity compensation in the form of shares, which are subject to meeting stockholder return goals and continued service by the executive.

A significant portion of compensation is at risk and variable depending on both our short-term financial performance and long-term creation of stockholder value, with the largest portion of this at-risk compensation designed to incentivize our executives to focus on long-term stockholder value creation. In addition, because a significant portion of each executive’s total compensation is equity-based, we require our executives to maintain a meaningful ownership position in our Company.

Salary is intended to attract and retain executives and to provide compensation that is commensurate with the executive’s scope of responsibility and effectiveness. Bonuses are designed to align the executive’s compensation with the Company’s short-term business goals. Long-term equity compensation focuses on our Company’s achievement of its long-term business goal of increased TSR. We use long-term equity to retain our executives by rewarding them with equity only if they remain with us for a substantial period of time. The basis for allocating between either cash and non-cash compensation or short- or long-term compensation is established on an annual basis.

Market Comparison

For 2014, Mercer used two sources of compensation data to assess compensation levels:

•	a compensation survey conducted by the National Association of Real Estate Investment Trusts (“NAREIT”), and

•	a peer group of 10 publicly traded equity REITs.

The NAREIT survey includes 130 REITs and provides a broad market reference of similarly-sized REITs, many of whom are competitors for executive talent. The peer group provides data on specific companies that the Company also considers competitors for executive talent. Mercer furnished the Committee with a report that compared the Company’s executive officer compensation to the survey and peer group market data. This report was considered by the Committee in setting total compensation for 2014.

The peer group consisted of 10 equity REITs and was approved by the Compensation Committee. Each of the peer group companies has a business focus similar to ours and is within a reasonable size range relative to the Company, although our revenues and market capitalization are at the lower end of the peer group. The peer group was not changed from the prior year. The data that was obtained for these companies was for the 2013 fiscal year (depending on the company’s fiscal year end). The peer group approved by the Compensation Committee consisted of the following companies:

Acadia Realty Trust American Assets Trust Inc. Cousins Properties Inc. Equity One Inc. Glimcher Realty Trust	Kite Realty Group Trust National Retail Properties Pennsylvania Real Estate Investment Trust Ramco-Gershenson Properties Trust Urstadt Biddle Properties Inc.

Although comparisons of compensation paid to our named executive officers relative to compensation paid to similarly situated executives in the survey and in our peer group assists the Committee in determining compensation, the Committee evaluates compensation based on the corporate objectives discussed above, with a comparison to peers being one of the factors considered. As a result, the peer group was not used to benchmark compensation.

In 2015, the Compensation Committee reviewed the peer group and concluded that because (i) the peer companies had grown to larger enterprise values and market capitalizations than the Company and (ii) many of the similarly sized REITs in the group had atypical ownership structures and/or founder CEOs with unconventional compensation structures, beginning in 2015 the Committee will only consider the NAREIT survey to obtain a general understanding of compensation practices.

Implementation

The Committee determines the appropriate level and mix of compensation. The Committee also considers the individual components of compensation, as well as the total compensation received by each named executive officer, relative to such officer’s performance, the market and other named executive officers (i.e., internal equity) in making its determination. The amount each executive actually earns varies based on the executive’s performance, contribution and overall value to the Company. The Committee conducts an annual review of our CEO’s performance and considers these results when recommending the CEO’s compensation to the independent members of the full Board of Directors for their approval. Our CEO plays a significant role in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performance, together with recommendations for the amount of the annual bonus and long-term equity. The Committee also obtains input from its compensation consultant and has the discretion to accept, reject or modify the CEO’s recommendations.

The Company does not provide material perquisites or supplemental retirement benefits. The Committee has not utilized tally sheets or wealth accumulation in evaluating compensation, but it may do so in the future. The Company does not currently have any formalized clawback or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results; however, the Company will adopt such a policy in the future if necessary to comply with the provisions of the Dodd-Frank Act once these guidelines are enacted.

Base Salary

Base salaries for our named executive officers depend on the scope of their responsibilities and their performance. Base salary is designed to compensate the executives fairly for services rendered during the year. These salaries are compared to NAREIT executive compensation survey data and amounts paid to the executive’s peers outside our Company. Salary levels are typically considered annually as part of the Committee’s performance review process and increases are based, in part, on the Committee’s assessment of the performance of the executive. With respect to salaries paid for 2014 for each of the Company’s executive officers other than Mr. Schanzer, the Compensation Committee received from Mr. Schanzer his recommended amount of any salary increases. For 2014, the salary of Mr. Mays was increased by 2%, while the salaries for each of Mr. Schanzer and Ms. Walker remained unchanged. Ms. Walker retired as Vice President and Chief Operating Officer at the end of 2014.

The Company has entered into an employment agreement with each of the named executive officers. The employment agreements of Messrs. Schanzer and Mays were entered into in 2011 when each of them joined the Company. For a description of these employment agreements, reference is made to “Compensation-Employment Agreements With Named Executive Officers.” In each of these employment agreements, the salary was established at the time the agreement was signed. At that time, the Company had conducted searches for a new chief executive officer and new chief financial officer to develop immediately a strategy for achieving improved company performance and believed the compensation to be appropriate in light of the experience and responsibilities of each of Messrs. Schanzer and Mays. In addition, since each of them was leaving his existing employment and, as a result was forfeiting various benefits that had not yet vested, the Committee determined it was appropriate to compensate them with equity awards for their lost benefits. Since entering into these employment agreements, and the introduction by these executives of the Company’s new strategic plan in late 2011, the Company has consistently met all its financial projections.

The Board of Directors is required to review base salary annually and, pursuant to their respective employment agreements, may increase, but not decrease, such salary for Messrs. Schanzer and Mays. The role of the Compensation Committee is to determine whether an increase in salary is justified and to compare base salaries with the market compensation data.

Annual Bonus

The Committee seeks to align the interests of the named executive officers by linking executive pay to individual performance and specified financial objectives.

In setting bonuses for all the executive officers for 2014, the Committee, based on the advice of Mercer, determined that 70% of the bonus would be based on the Company meeting its targeted operating funds from operations (“Operating FFO”), and 30% would be based on a qualitative individual performance evaluation for each of the executives. Operating FFO is a key annual earnings measurement for the Company, which excludes certain items that are not indicative of the results provided by the Company’s operating portfolio and that affect the comparability of the Company’s period-over-period performance, such as acquisition costs, amounts relating to early extinguishment of debt, gain on extinguishment of debt obligations, employee termination costs, and preferred stock redemption costs. The Operating FFO bonus ranges were established as follows:

	Threshold	Target	Maximum
Operating FFO	$0.50 per share	$0.52-$0.53 per share	$0.59 per share
Percentage of Bonus	50%	100%	150%

If Operating FFO was less than $0.50 per share, the executives would not have the right to receive any bonus. The executives would have the right to receive 50% of their targeted bonus if Operating FFO was $0.50 per share, 100% of their targeted bonus if Operating FFO was $0.52 to $0.53 per share, and up to 150% of their targeted bonus if Operating FFO was $0.59 per share. The bonus percentage earned is computed on a linear basis between such Operating FFO per share amounts at the highest Operating FFO per share amount that is attainable after taking into account the respective bonus expense at such level. Accordingly, while Operating FFO for 2014 was $0.54 per share, the executive officers were only entitled to receive 100% of their targeted bonuses because if bonuses were booked at the applicable percentage for $0.54 per share, Operating FFO would have been reduced to $0.53 per share, the 100% target level.

Based on information provided by Mercer, for each of Mr. Mays and Ms. Walker the target was set at approximately 95% and 75% of their base salaries, respectively. With respect to the bonuses to be paid for 2014 for each of the Company’s executive officers other than Mr. Schanzer, the Compensation Committee received from Mr. Schanzer his recommended dollar amounts of the annual bonuses. The Compensation Committee reviewed in detail each officer’s responsibilities and contributions and made its own assessment as to bonuses for each officer, but relied extensively upon the recommendations of Mr. Schanzer who was the ultimate supervisor for all the officers. The Compensation Committee made the following determinations with respect to individual performance for 2014:

•

Mr. Mays, the CFO, had overall responsibility for the Company’s financial activity and is a significant overall contributor to the Company’s operations. In assessing the bonus to be paid to Mr. Mays for 2014, the Committee reviewed the financial accomplishments of the Company during 2014, together with Mr. Mays’ involvement therein. The Committee noted that the Company successfully refinanced $150 million of secured debt with $150 million of unsecured debt on favorable terms. In addition, the Company’s capital structure had been substantially improved. Based on the Committee’s evaluation of Mr. Mays’ performance, the Committee determined to award Mr. Mays an annual bonus of $362,164, representing 100% of his targeted bonus.

•

Ms. Walker was the central administrator of the Company and played significant roles in all of the Company’s major operations. Based on the Committee’s evaluation of Ms. Walker’s performance, the Committee determined to award Ms. Walker an annual bonus of $213,750, representing 90.5% of her targeted bonus.

•

Mr. Schanzer’s employment agreement sets his target bonus at up to 100% of his annual salary, subject to the Committee’s evaluation of his performance. In determining the bonus to be paid to Mr. Schanzer, the Committee reviewed the results of operations of the Company and the accomplishments of the Company during 2014 under Mr. Schanzer’s leadership. The Committee noted that under Mr. Schanzer’s guidance, the Company continues to successfully implement its long-term strategic plan resulting in stronger corporate performance, a significant improvement in portfolio quality and a meaningfully less levered and more flexible capital structure. During 2014, the Company sold a number of non-core shopping centers for total proceeds of $128 million, acquired Quartermaster Plaza for $92.3 million (its largest acquisition to date), completed a series of debt financings and executed a common equity offering. The Committee determined that his performance merited him a $700,000 cash bonus, representing 87.5% of his targeted bonus.

The annual bonuses are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this Proxy Statement.

Long-Term Compensation

We believe that outstanding long-term performance is achieved through an ownership position that encourages a focus on the long-term performance of the Company. Through the use of equity-based awards, long-term incentive awards are made to members of our senior management. Our long-term incentive plan is designed to align the long-term interests of the executives with those of stockholders, to deliver market competitive pay levels to the executives and to give executives a strong retentive hook.

With respect to long-term equity awards for 2012 and beyond, based on information provided by Mercer, the Committee determined that 35% would be time based and 65% would be based on a three-year absolute TSR goal, with the target set at 6.5%, with all shares to be subject to an additional three-year vesting requirement based solely on time. The threshold was set at 4% resulting in a 50% payout of the target, with the maximum set at 10%, resulting in a payout of 150% of target.

TSR was selected as the performance goal since it ties this portion of the compensation to stockholder value, with the total value of these awards corresponding to stock price appreciation and dividends. Dividends, if declared by the Board, are paid on the shares issued as restricted stock even though such stock has not vested. TSR is determined by adding dividends paid during the year to the change in stock price for such year, with the stock price to be measured as the average over the 20 trading days preceding each of the start and end of the performance period. The Committee believed that absolute TSR was the appropriate measure for the Company since (a) there are few other REITs with the Company’s business strategy, making construction of a suitable performance peer group problematic, and (b) the CEO’s initial equity grant was based on absolute TSR, which would align the interests of the CEO and the executives.

Based on Mercer’s recommendation, the plan was transitioned so that for 2012, the grant was solely time-based, with the 2013 grant based on a one-year TSR performance, 2014 based on a two-year TSR performance and 2015 and beyond based on a three-year TSR performance. For 2013, Ms. Walker was awarded a long-term grant of $300,000, with such grant issued all in stock that was to vest on March 5, 2016. In view of Ms. Walker’s intent to retire as COO at the end of 2014, and in lieu of awarding her a long-term grant of $300,000 of restricted stock for 2014, the Committee determined to award her this amount in cash, which was added to her annual bonus for 2013.

Mr. Mays was retained by the Company as its Chief Financial Officer in June 2011. Since his employment, in the opinion of Mr. Schanzer and the Committee, Mr. Mays has been performing at an extremely high level and has become invaluable to the Company. The Committee and Mr. Schanzer believe it is important to retain Mr. Mays for the long-term. In order to incentivize Mr. Mays to remain with the Company, in 2013 the Committee determined to award a one-time grant of restricted stock to Mr. Mays that will vest in five years. As the result, for the year ended December 31, 2012, Mr. Mays was granted 369,718 shares of restricted stock that will vest March 5, 2018 only if he continues to be employed by the Company through that date. The value of the grant was set at less than the value Mr. Mays would likely have received based on the Company’s performance at that time if the grants were made annually instead of on an accelerated basis. This grant was in lieu of any other grants to be made for the three year period ended December 31, 2014. As noted previously, in 2011 at the time of his hire, the Committee awarded Mr. Schanzer restricted stock that vests seven years from the date of grant. This one-time grant was in lieu of any other grants to be made during the seven-year period ending June 2018. Therefore, for 2014, none of the executive officers received any grants of restricted stock.

Stock awards are based on both performance and continued service with us, subject to acceleration of vesting upon retirement, death or disability or upon a change in control. For the stock to be earned, the Company must achieve the performance goals and the employee must remain employed by us for three years after such goals are met.

Our practice is to determine the dollar amount of long-term equity compensation to be granted and then to grant a number of shares that have a fair market value equal to the closing price of a share of common stock on the day the grant is made. Fair market value is determined by selecting the closing price of our common stock applicable to the relevant grant dates. Historically, our practice has been to issue restricted stock and not to grant stock options. Other than certain minor grants of stock options in 2001 that have expired, we have not granted any stock options.

Perquisites

The only perquisite provided to our named executive officers is either reimbursement for use of an automobile for business purposes or the leasing of automobiles directly by the Company for an executive’s benefit. Executives need vehicles for frequent travel to and from the Company’s many shopping centers. No other material perquisites are provided.

Retirement Benefits

Named executive officers participate in the Company’s tax qualified 401(k) plan providing for employer and employee contributions.

We do not provide any supplemental retirement benefits for the named executive officers.

Employment Agreements

We have employment agreements with the named executive officers. Each of these agreements has change in control provisions that are designed to promote stability and continuity of senior management. These agreements, including change in control payments, were negotiated on an arm’s length basis and are more fully described in “Employment Agreements with Named Executive Officers.” The Committee does not believe these provisions will adversely affect the interests of our stockholders in the event of a change in control.

Stock Ownership Guidelines

The Committee has established target stock ownership guidelines for our named executive officers to more closely align their interests with those of our stockholders. The number of shares of our common stock that is targeted to be owned is set at a multiple of the executive’s base salary. For the chief executive officer, the multiple is four times base salary, while for the other named executive officers the multiple is two times base salary.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance (Yes/No)	Stock Ownership as a Multiple of Salary as of December 31, 2014
Bruce J. Schanzer	4 x	Yes	24 x
Philip R. Mays	2 x	Yes	11 x
Brenda J. Walker	2 x	Yes	7 x

We also established target ownership guidelines for our directors. For each director who has served as a director for at least four years, such director is expected to own shares of our common stock, including restricted stock, totaling not less than the number of shares constituting the equity portion of his annual retainer for the previous four years. All such directors met such guidelines.

Tax Deductibility of Compensation

The financial reporting and income tax consequences to the Company of the compensation components for the executive officers are considered by the Committee in analyzing the level and mix of compensation. Publicly-held corporations such as the Company cannot deduct compensation in excess of $1,000,000 paid to certain named executive officers, other than certain performance-based compensation. The Compensation Committee continues to evaluate the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

COMPENSATION

Oversight of Risk

The Board is involved in the review of risks inherent in the operations of the Company’s business and the implementation of the annual budget for the Company. The Board reviews the annual budget of the Company at a meeting and actual results against the budget throughout the year at regular Board meetings as part of its review and evaluation of the direction of the Company. At Board meetings, various risks facing the Company are reviewed and discussed by the Board. In assessing compensation, in particular annual bonuses and long-term incentive compensation, the Compensation Committee reviewed the risks discussed at Board meetings. Based on its own evaluation, the Committee concluded that risks associated with compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid by the Company to its chief executive officer, chief financial officer and to its other executive officer.

Name and Principal Position	Year	Salary(3) ($)	Bonus ($)		Stock Awards(4) ($)		Non-Equity Incentive Plan Compensation(3)(5) ($)	All Other Compensation(6) ($)	Total ($)
Bruce J. Schanzer President and Chief Executive Officer	2014 2013 2012	800,000 800,000 800,000	— — —		0 0 0		700,000 880,000 500,000	10,400 10,200 10,000	1,510,400 1,690,200 1,310,000

Philip R. Mays(1) Chief Financial Officer	2014 2013 2012	381,225 373,750 373,750	— — —		0 2,099,998 419,995	(1)	362,164 407,550 325,000	10,400 10,200 10,000	753,789 2,891,498 1,128,745

Brenda J. Walker(2) Vice President and Chief Operating Officer	2014 2013 2012	315,000 315,000 315,000	— 300,000 —	(7)	0 299,995 224,996		213,750 235,125 225,000	10,400 10,200 10,000	539,150 1,160,320 774,996

(1)	For the year ended December 31, 2012, Mr. Mays received a grant of 369,718 shares of restricted stock which were awarded on March 5, 2013 and which will vest on March 5, 2018. This grant is in lieu of any other grants to be made for the three year period ended December 31, 2014.

(2)	Ms. Walker retired as Vice President and Chief Operating Officer at the end of 2014.

(3)	Amounts shown include amounts deferred at the election of the named executive officers into the Company’s 401(k) Savings Plan.

(4)	This column represents the grant date fair value of long-term equity awards granted under the Company’s 2004 and 2012 Stock Incentive Plans computed in accordance with U.S. GAAP. Please see Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion on the valuation assumptions of the calculation in accordance with U.S. GAAP.

(5)	This column represents the total annual bonus earned in each year, all of which was paid in cash. We previously reported the 2013 and 2012 amounts under the “Bonus” column.

(6)	Consists of matching contributions made by the Company related to its 401(k) plan.

(7)	In view of Ms. Walker’s intent to retire at the end of 2014, the bonus amount for 2013 reflects the payment of her $300,000 2014 long-term incentive award in cash, instead of in stock.

Employment Agreements With Named Executive Officers

The Company has employment agreements with each of the named executive officers, Messrs. Schanzer and Mays and Ms. Walker. Ms. Walker retired as Vice President and Chief Operating Officer at the end of 2014. Nancy H. Mozzachio succeeded Ms. Walker as Chief Operating Officer effective January 1, 2015.

Effective June 15, 2011, Mr. Schanzer entered into a seven-year employment agreement to serve as the Company’s President and Chief Executive Officer at an annual salary of $800,000. Mr. Schanzer participates in the Company’s annual bonus plan for senior executive officers. Mr. Schanzer also received a long-term incentive compensation grant of 2,500,000 shares of restricted stock, one-half of which will vest on the seventh anniversary of the grant date (June 15, 2018) if Mr. Schanzer is still employed by the Company, with the other one-half to vest on the seventh anniversary of the date of grant (June 15, 2018) if Mr. Schanzer is still employed by the Company and the Company’s total stockholder return (as determined in accordance with his employment agreement) for such seven years averages 6.5% or more per year.

Effective June 7, 2011, Mr. Mays entered into a four-year employment agreement to serve as the Company’s Chief Financial Officer at an annual salary at the time of $325,000. Upon signing the agreement, Mr. Mays received a $200,000 signing bonus. Mr. Mays participates in the Company’s annual bonus plan for senior executives, with his initial bonus for 2011 guaranteed in the amount of $240,000, which was paid in cash. Mr. Mays also received an initial grant of 137,111 shares of restricted stock under the Company’s 2004 Stock Incentive Plan.

Ms. Walker’s employment agreement, the terms of which were substantially the same as Ms. Mozzachio’s agreement described below, terminated automatically when she retired as Vice President and Chief Operating Officer at the end of 2014 without payment of any additional compensation, although she remained an employee of the Company through January 9, 2015, at which time all of her unvested Restricted Shares became fully vested.

Ms. Mozzachio is employed under a three-year employment agreement that expires October 31, 2015. Pursuant to this employment agreement, her annual base salary for 2014 was set at $310,000. Ms. Mozzachio participates in the Company’s annual bonus plan for senior executive officers.

Under each employment agreement, an executive’s employment agreement will terminate automatically upon the retirement, death or disability of such executive, without payment of any additional compensation, except that under the 2004 and 2012 Stock Incentive Plans all unvested Restricted Shares will immediately become fully vested. Upon the termination of employment by the Company with cause or by the executive without good reason, no additional compensation will be due to such executive. In the event of termination of an agreement by the Company without cause or by the executive for good reason, the executive is entitled to receive from the Company within five days following termination:

•	Any earned and unpaid base salary;

•

For each of Messrs. Schanzer and Mays, a lump sum cash payment of two and one-half times the sum of the executive’s annual base salary and average annual bonus for the preceding two years (the higher of the two annual bonuses in the case of Mr. Mays);

•

For Ms. Mozzachio, a lump sum payment of one times the sum of her annual base salary and average bonus for the preceding two years (provided, however, upon a change in control Ms. Mozzachio will be entitled to receive two and one-half times the sum of her annual base salary and average annual bonus for the preceding two years);

•	Continuation of health insurance benefits for 12 months (to be reduced to the extent the executive receives comparable benefits); and

•	Acceleration of vesting of all options, restricted shares and other awards.

Good reason for each of Messrs. Schanzer and Mays means:

•	Material breach by the Company of the terms of their employment agreements;

•	A material reduction in the executive’s duties or responsibilities;

•	The relocation of the executive or the headquarters of the Company to any location outside of the New York City metropolitan area; or

•	A change in control of the Company.

Good reason for Ms. Mozzachio means:

•	Material uncured breach by the Company of the terms of her employment agreement; or

•	The uncured relocation of the executive or the headquarters of the Company to any location outside of the New York City metropolitan area.

Each employment agreement also provides that each executive will not compete with the Company or hire any employees of the Company for a period of one year after the termination of the executive’s employment, unless employment is terminated by the Company without cause or by the executive for good reason.

If employment of any of our named executive officers for 2014 was terminated by the Company without cause or by the executive for good reason in a situation not involving a change in control or involving a change in control, the tables below set forth the severance payments that would have been made based on a hypothetical termination date of December 31, 2014 and using the closing price of our stock on that date. These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of the executive’s employment. Ms. Walker was not entitled to, and did not receive, the amounts set forth below in connection with her retirement from the Company.

Termination of Employment Without Change In Control

Name	Cash Compensation (Salary and Bonus) ($)	Value of Stock Awards ($)	Medical and Other Benefits ($)	Total ($)
Bruce J. Schanzer	3,975,000	18,350,000	22,182	22,347,182
Philip R. Mays	1,971,938	3,648,325	22,182	5,642,445
Brenda J. Walker	539,438	832,679	7,571	1,379,688

Termination of Employment With Change In Control

Name	Cash Compensation (Salary and Bonus) ($)	Value of Stock Awards ($)	Medical and Other Benefits ($)	Total ($)
Bruce J. Schanzer	3,975,000	18,350,000	22,182	22,347,182
Philip R. Mays	1,971,938	3,648,325	22,182	5,642,445
Brenda J. Walker	1,348,594	832,679	7,571	2,188,844

Equity Awards

No equity awards were granted to the named executive officers for the fiscal year ended December 31, 2014.

The following table sets forth certain information with respect to outstanding equity awards at fiscal year ended December 31, 2014.

Outstanding Equity Awards At Fiscal Year Ended December 31, 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bruce J. Schanzer						1,250,000(2)	9,175,000	1,250,000(2)	9,175,000
Philip R. Mays						34,278(3) 6,454(4) 86,597(5) 369,718(6)	251,601 47,372 635,622 2,713,730
Brenda J. Walker						14,237(4) 46,391(5) 52,816(7)	104,500 340,510 387,669

(1)	Based on the closing price of a share of common stock as of December 31, 2014.

(2)	These shares vest on June 15, 2018.

(3)	These shares vest on June 7, 2015.

(4)	These shares vested on January 2, 2015.

(5)	These shares vest on May 9, 2015.

(6)	These shares vest on March 5, 2018.

(7)	These shares vest on March 5, 2016.

Ms. Walker’s unvested Restricted Shares fully vested on January 9, 2015 in connection with her retirement from the Company.

No options were granted by the Company or exercised during the fiscal year ended December 31, 2014. The following table sets forth certain information with respect to option exercises and option values and restricted stock awards that vested during the fiscal year ended December 31, 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)(2)
Bruce J. Schanzer
Philip R. Mays			40,732	255,325
Brenda J. Walker			25,705	160,913

(1)	Value realized is calculated by multiplying the closing price of a share of common stock on the day prior to the date of vesting by the number of shares that vested.

(2)	Includes shares that vested, but the receipt of which was deferred pursuant to a “rabbi trust” plan. Under this plan, each participant selects the period of time over which receipt of the shares will be deferred, subject to earlier receipt upon death, disability and other events specified in the plan. The amount deferred for Ms. Walker was 25,705 shares, having a value of $160,913.

Compensation of Directors

Prior to July 1, 2014, non-management directors’ fees were $26,250 per year and meeting attendance fees were $1,500 and $1,000, respectively, for each Board and Committee meeting. Audit and Compensation Committee members also received a flat fee of $4,000 per year, while Nominating/Corporate Governance Committee members received a flat fee of $3,000 per year. The chairpersons of the Audit and Compensation Committees received $15,000 per year and the chairman of the Nominating/Corporate Governance Committee received $7,500 per year. The annual retainer for the non-executive Chairman of the Board was $80,000. The annual directors’ fees, at the option of each director, may be paid in cash or shares of the Company’s common stock. In 2014, each director (other than directors who are members of management) also received an annual grant of $55,000 of restricted stock that vests on the third anniversary of the date of grant.

The equity component of the non-management directors’ compensation was last increased in 2012 based on a report prepared by Mercer in 2012 that recommended increases to both the annual cash and equity components of non-management director compensation. In July 2014, the Compensation Committee reviewed compensation paid by a peer group of companies to their directors. The Committee considered aggregate compensation paid by the Company to its non-management directors relative to total revenues, as compared to the peer companies, and determined that an increase in compensation was justified because the compensation paid to its non-management directors was below the average of its peers based on revenues. Accordingly, effective July 1, 2014, the annual retainer was increased to $32,000 and the annual retainer for the non-executive Chairman of the Board was increased to $90,000. In addition, the Committee determined that all the fees paid to the members of Committees and their chairs should be the same, given the size and responsibilities of the Board, and therefore the flat fee paid to the members of the Nominating/Corporate Governance Committee was increased to $4,000, and the fee paid to the the chairman of the Nominating/Corporate Governance Committee was increased to $15,000.

The following table provides information regarding director compensation in 2014, which reflects the compensation described above. The table does not include reimbursement of travel expenses related to attending Board and Committee meetings. Mr. Schanzer does not receive additional compensation for serving as a director.

Director Compensation — 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
James J. Burns	74,125	55,000	129,125
Pamela N. Hootkin	75,125	55,000	130,125
Paul G. Kirk, Jr.	67,875	55,000	122,875
Everett B. Miller, III	57,625	55,000	112,625
Roger M. Widmann	141,625	55,000	196,625

(1)	Each director received a grant of $55,000 of restricted stock that will vest on the third anniversary of the date of grant. The grant date fair value of each share of restricted stock computed in accordance with U.S. GAAP was $6.28. Each director has 31,293 restricted shares which have not yet vested. All these shares are included in the security ownership chart for directors and executive officers.

Stock Plans

The Company has in effect the 2012 Stock Incentive Plan under which a total of 4,500,000 shares of common stock may be issued and a 2004 Stock Incentive Plan, as amended. As the result of the approval of the 2012 Stock Incentive Plan by our stockholders on June 15, 2012, no further awards will be granted under the 2004 Stock Incentive Plan. The Plans are administered by the Compensation Committee which determines, among other things, the number of shares subject to each grant, the vesting period for each grant and the exercise price (subject to applicable regulations with respect to incentive stock options) for the awards.

The following table sets forth information at December 31, 2014 regarding the existing compensation plans and individual compensation arrangements pursuant to which the Company’s equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods and services.

Equity Compensation

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities in Column A)
Equity compensation plans approved by security holders	0	$—	1,638,935
Equity compensation plans not approved by security holders	0	$—	—

Total	0		1,638,935

Compensation Committee Interlocks and Insider Participation

Pamela N. Hootkin, Paul J. Kirk, Jr., Everett B. Miller, III and Roger M. Widmann are members of the Compensation Committee. No member of the Compensation Committee during 2014 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock requiring disclosure in this Proxy Statement pursuant to SEC regulations. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity that has had any of such entity’s executive officers serve either on the Company’s Board of Directors or Compensation Committee.

MISCELLANEOUS

Security Ownership of Certain Beneficial Owners and Management

The following is a schedule of all persons who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding common stock of the Company as of March 13, 2015:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock
FMR LLC 245 Summer Street Boston, MA 02210	11,529,831(1)	13.55%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	8,621,459(2)	10.14%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malverne, PA 19355	8,555,193(3)	10.06%
Inland American Real Estate Trust, Inc. Inland Investment Advisors, Inc. Inland Real Estate Investment Corporation The Illinois Real Estate Transactions Group, Inc. The Inland Group, Inc. 2901 Butterfield Road Oak Brook, IL 60523	6,136,088(4)	7.22%
Vanguard Specialized Funds-Vanguard REIT Index Fund 100 Vanguard Blvd. Malverne, PA 19355	5,005,498(5)	5.89%

(1)	According to a Schedule 13G/A filed with the SEC on February 13, 2015.

(2)	According to a Schedule 13G/A filed with the SEC on January 9, 2015.

(3)	According to a Schedule 13G/A filed with the SEC on March 6, 2015, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 97,744 shares of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 183,100 shares of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)	According to a Schedule 13D/A filed with the SEC on April 26, 2013. Includes shares beneficially owned by Inland Investment Advisors, Inc., an indirect wholly owned subsidiary of The Inland Group, Inc. through its management of the discretionary accounts of Inland American Real Estate Trust, Inc. and Eagle I Financial Corp, 701 North Green Valley Parkway, Suite 200, Henderson, NV 89074. Mr. Daniel L. Goodwin is the controlling shareholder of The Inland Group, Inc.

(5)	According to a Schedule 13G/A filed with the SEC on February 6, 2015.

The following table sets forth information concerning the security ownership of directors, nominees for directors and named executive officers as of February 28, 2015:

Name	Number of Shares Beneficially Owned(1)	Percent of Stock
Bruce J. Schanzer(2)	2,628,257	3.09%
James J. Burns	76,342	*
Pamela N. Hootkin	61,346	*
Paul G. Kirk, Jr.	67,786	*
Everett B. Miller III	76,375	*
Roger M. Widmann	88,352	*
Philip R. Mays	567,129	*
Brenda Walker(3)	—	—
Directors, nominees and executive officers as a group (8 persons)(2)(4)	3,843,366	4.52%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)	Includes 16,664 shares of common stock owned by Mr. Schanzer as custodian for his minor children under the Uniform Gifts to Minors Act. Mr. Schanzer disclaims beneficial ownership of these shares.

(3)	Ms. Walker retired as Vice President and Chief Operating Officer at the end of 2014.

(4)	Includes 277,779 shares of common stock owned by Ms. Mozzachio, who succeeded Ms. Walker as Chief Operating Officer effective January 1, 2015.

Audit Committee Report

The Audit Committee is comprised of James J. Burns, Pamela N. Hootkin and Everett B. Miller, III, all of whom are independent directors as defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter, which was adopted by the Board of Directors. A copy of the charter is available on the Company’s website at www.cedarrealtytrust.com. The charter was last amended in February 2014. The Audit Committee appoints the Company’s independent registered public accounting firm, presently Ernst & Young LLP (“Ernst & Young”).

The Audit Committee oversees the Company’s financial reporting on behalf of the Board of Directors. Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining effective internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an independent audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and (ii) the Company’s internal control over financial reporting, and issuing reports thereon.

In this context, during 2014 the Audit Committee met seven times and held separate discussions with management, the accounting firm that provides internal audit services to the Company and Ernst & Young. The Committee met with Ernst & Young to discuss their plans and scope for the fiscal 2014 audits and also discussed the procedures and scope with the firm performing the internal audit for 2014. The Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including compliance with the COSO 2013 principles, and the overall quality of the Company’s financial reporting. The Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and Ernst & Young represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed with Ernst & Young its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 16, the rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Committee discussed with Ernst & Young the firm’s independence from Company management and the Company, including the matters in the letter from Ernst & Young required by PCAOB Rule 3526, and considered the compatibility of non-audit services with Ernst & Young’s independence. The Audit Committee also discussed with Ernst & Young matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

The Committee received and reviewed a report from the internal auditors detailing the results of such firm’s internal audit procedures and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee discussed with Ernst & Young the Company’s internal quality control procedures and any material issues raised by Ernst & Young’s most recent internal quality control review.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent public accountants, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Company’s independent public accountants and determines whether to re-engage the current independent public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent public accountants, their capabilities and their technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young as the Company’s independent public accountants for 2015.

The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industry in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of Ernst & Young to serve as the Company’s independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee intends to continue to recommend that the Board of Directors ask the stockholders, at this Annual Meeting, to ratify the appointment of the independent public accountants.

Based on the review and discussions with management, the internal auditors and Ernst & Young, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee has recommended to the Board of Directors the inclusion of the audited consolidated financial statements and related schedule, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee

James J. Burns

Pamela N. Hootkin

Everett B. Miller, III

Compensation Committee Report on Executive Compensation

The Compensation Committee and management of the Company reviewed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934. Based on such review, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Pamela N. Hootkin

Paul G. Kirk, Jr.

Everett B. Miller, III

Roger M. Widmann

Transactions With Related Persons

With respect to approval of transactions with related persons, we have a written policy to have the Audit Committee approve any transactions between the Company and any related person. In determining whether to approve a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our articles of incorporation generally prohibit any person or group from owning more than 9.9% of our outstanding shares of stock, subject to a waiver of the limit that may be granted by our Board of Directors. Inland American Real Estate Trust, Inland Investment Advisors, Inc., Inland Real Estate Corporation and The Inland Group, Inc. (collectively, “Inland”) requested a waiver of this provision to permit them to acquire up to 14% of our outstanding stock. Our Board of Directors agreed to this waiver, contingent on Inland agreeing to various voting and other restrictions. As the result, Inland entered into a voting agreement with us, dated as of February 13, 2008. We have granted a waiver of this provision to other stockholders.

Pursuant to the voting agreement, we have agreed to waive the 9.9% limit for Inland to permit purchases of additional shares by Inland such that they may acquire up to an additional 1,881,111 shares; provided, however, that they may not own collectively more than 14% of our issued and outstanding shares or voting securities. If the number of outstanding voting securities is reduced for any reason, Inland will not be required to dispose of any of their holdings even if their beneficial ownership exceeds 14% of the outstanding voting securities. If during the term of the voting agreement shares beneficially owned by Inland are sold, transferred or otherwise disposed of, then they may not reacquire any shares above the greater of (i) their then existing ownership percentage of the Company or (ii) the existing 9.9% ownership limit.

The voting agreement grants certain officers of the Company named in the voting agreement a proxy to vote all shares owned by Inland in excess of 9.9%, and Inland has agreed otherwise to cause such shares to be (a) voted in favor of any matters proposed by the Company’s Board of Directors and presented to the Company’s stockholders; (b) voted for all nominees for directors that have been nominated by the Company’s Board of Directors; (c) voted against any matters or nominees for directors not proposed by the Company’s Board of Directors and presented to the Company’s stockholders; and (d) duly represented, in person or by proxy, at each meeting of stockholders of the Company duly called by the Company’s Board of Directors.

Inland has also agreed under the voting agreement that it will not, without the prior consent of the Company’s Board of Directors, (w) directly or indirectly or through any other person or entity, solicit proxies with respect to voting securities under any circumstance or become a “participant” in any “election contest” relating to the election of directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934); (x) deposit any voting securities in a voting trust, or subject any voting securities to a voting or similar agreement; (y) directly or indirectly or through or in conjunction with any other person or entity, engage in a tender or exchange offer for the Company’s voting securities made by any other person or entity without the prior approval of the Company, or engage in any proxy solicitation or any other activity with any other person or entity relating to the Company without the prior approval of the Company; or (z) become a member of a Section 13(d) group that is seeking to obtain or take control of the Company.

Unless terminated earlier by the written agreement of the parties, the voting agreement will terminate upon the earlier of (i) the sale or other disposition by Inland of all its shares in excess of 9.9%, (ii) February 13, 2018 or (iii) any action by the Company’s Board of Directors to revoke the waiver of the ownership limit.

The Company has also entered into agreements with BlackRock, Inc. that permit it to acquire in excess of 9.9% of the Company’s Common Stock, with Cohen & Steers Capital Management, Inc. that permit it to acquire in excess of 9.9% of each of the Company’s Common Stock and Series B Preferred Stock and with AllianceBernstein to permit it to acquire in excess of 9.9% of the Company’s Series B Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2014 its officers, directors and holders of more than 10% of its common stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

2.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, adopted in 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. At the Company’s 2014 annual meeting of stockholders, stockholders approved the executive compensation of the Company.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased TSR, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee.

The affirmative vote of a majority of the shares entitled to be voted and present at the meeting either in person or by proxy is required to approve this Proposal.

Accordingly, we ask our stockholders to vote on the following resolution at this meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”.

The Board of Directors recommends a vote FOR approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

3.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company has selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s financial statements for the years ended December 31, 2013 and 2014 and fees billed for other services rendered by such firm during the periods:

	2013 Actual Fees	2014 Actual Fees
Audit fees(1)
Audit of consolidated financial statements and internal controls	$625,000	$612,000
Quarterly reviews	80,000	85,000
SEC filings, including comfort letters and consents	60,500	144,750

Total Audit Fees	765,500	841,750

Audit-Related Fees(2)
Audits relating to consolidated partially owned entities	0	130,000

Total Audit-Related Fees	0	130,000

Total Fees	$765,500	$971,750

(1)	Includes fees and expenses related to the annual audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December, notwithstanding when the fees and expenses were billed. Such fees include two years of audits of certain consolidated joint ventures.

All audit-related services and each of the other services were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s auditors was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Consideration of these Fees

The Company’s Audit Committee has considered whether the provisions of the services covered under the category of “Audit-Related Fees” are compatible with maintaining the independence of Ernst & Young LLP.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

4.  OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s 2016 Annual Meeting of Stockholders must be received by the Company on or prior to November 18, 2015 to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy to be used in connection with such meeting. Any notice of stockholder proposals received after this date will be considered untimely. In addition, proposed nominations by stockholders for persons to serve as directors at the 2016 Annual Meeting must be received by the Company between January 1, 2016 and February 1, 2016. Nominations not received within this time frame will not be considered timely.

OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

BRUCE J. SCHANZER
President and Chief Executive Officer
Dated: March 17, 2015

☐	¢

CEDAR REALTY TRUST, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS - May 1, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cedar Realty Trust, Inc., a Maryland corporation, hereby appoints Bruce J. Schanzer, Philip R. Mays and Adina G. Storch and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 AM on May 1, 2015, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

(Continued and to be signed on the reverse side)

¢	1.1	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

CEDAR REALTY TRUST, INC.

May 1, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.cedarrealtytrust.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	00033333333000001000 3		050115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			1. To elect 6 nominees for Directors:	FOR	AGAINST	ABSTAIN
	THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE APPROVAL OF COMPENSATION FOR EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.		James J. Burns	☐	☐	☐
			Pamela N. Hootkin	☐	☐	☐
			Paul G. Kirk, Jr.	☐	☐	☐
			Everett B. Miller, III	☐	☐	☐
			Bruce J. Schanzer	☐	☐	☐
			Roger M. Widmann	☐	☐	☐
	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.		2. The approval (non-binding) of the compensation of the Company’s Named Executive Officers.	☐	☐	☐

			3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

4. With discretionary authority upon such other matters as may properly come before the Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

CEDAR REALTY TRUST, INC.

May 1, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.cedarrealtytrust.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00033333333000001000 3	050115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE APPROVAL OF COMPENSATION FOR EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.		1.	To elect 6 nominees for Directors:	FOR	AGAINST	ABSTAIN
			James J. Burns	☐	☐	☐
			Pamela N. Hootkin	☐	☐	☐
			Paul G. Kirk, Jr.	☐	☐	☐
			Everett B. Miller, III	☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.			Bruce J. Schanzer	☐	☐	☐
			Roger M. Widmann	☐	☐	☐
		2.	The approval (non-binding) of the compensation of the Company’s Named Executive Officers.	☐	☐	☐
		3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
		4.	With discretionary authority upon such other matters as may properly come before the Meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■